Exhibit 10.2

CN
CHICAGO CENTRAL AND PACIFIC RAILROAD COMPANY
INDUSTRY TRACK AGREEMENT
Dated this 5th day of June 2006 /s/ JG
between
CHICAGO CENTRAL AND PACIFIC RAILROAD COMPANY
- and -
WESTERN IOWA ENERGY, LLC
Lorraine McRae
Contract Administrator
Business Development
Canadian National Railway Company
935 de la Gauchetiere Street West Floor
Montreal, Quebec
H3B 2M9
telephone (514) 399-8740
faxmittal (514) 399-7703
email: larraine.mcrae@cn.ca

     THIS AGREEMENT entered into as of this ~~10th~~ 5th day of ~~April~~ June 2006 s/s JG by and between, Chicago Central and Pacific Railroad Company, hereinafter called (“RAILROAD”), whose post office address is 935 de la Gauchetière Street West, Montreal, Quebec, Canada, H3B 2M9, and Western Iowa Energy, LLC hereinafter called (“INDUSTRY”), whose address is P.O. Box 399, Wall Lake, IA 51466.
     WHEREAS, INDUSTRY desires the use, operation and maintenance of approximately four thousand nine hundred sixteen (4,916) feet of track (“Track”) to serve INDUSTRY near Milepost 25.7 and 25.9 of the RAILROAD’s Omaha Subdivision, City of Wall Lake, State of Iowa and located substantially as indicated in red and green shown on the print dated 20 March 2006 attached hereto and which forms part hereof (hereinafter called the “Agreement Plan”), and RAILROAD is willing to permit the same;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
1. RIGHT-OF-WAY
     (a) INDUSTRY, without cost to RAILROAD, shall provide all the right-of-way and secure all authority or permission, public and private, required for the operation of the Track in case and insofar as the Track extends beyond RAILROAD’s property. INDUSTRY shall not construct or allow the construction of any road (public or private), gate, tunnel, bridge, culvert, pit, gasoline, pipe or other items on, over, under or along the Track or right-of-way without RAILROAD’s actual knowledge in writing prior to any such construction. INDUSTRY accepts all responsibility for the construction, maintenance, repair and removal costs for the foregoing items, as well as any protective appliances required in connection with the operation of the Track.
     (b) INDUSTRY shall indemnify, defend and save harmless RAILROAD from and against any and all claims, demands and causes of action of any party whatsoever and all cost and expense incident thereto, including attorneys’ fees and costs, which may be sustained or incurred by RAILROAD arising from the lack or failure of title of INDUSTRY to said right-of-way or failure to comply with the foregoing covenant.
2. OWNERSHIP, MAINTENANCE AND REPAIRS
     (a) RAILROAD shall own, have sole control of, and shall maintain, repair and renew, and keep free and clear of snow, ice, weeds and similar obstructions that portion of the Track shown on the Agreement Plan and as identified coloured red.
     (b) INDUSTRY shall own and, at its own cost and expense, maintain, repair and renew, and keep free and clear of snow, ice, weeds and similar obstructions, that portion of the Track as shown on the Agreement Plan and as identified coloured green. INDUSTRY shall maintain said portion in a condition which will safely and satisfactorily accommodate the equipment to be operated thereover by RAILROAD. In the event INDUSTRY shall fail to so maintain, RAILROAD may refuse to operate and shall be under no obligation nor shall it have any liability if it does not operate over said portion of the Track. Failure of RAILROAD to notify INDUSTRY of the need of such repairs or RAILROAD’s continued operation over the Track shall not relieve INDUSTRY of its obligation to maintain said portion of the Track in a safe condition and shall not relieve INDUSTRY of any responsibility for loss or damage resulting from its failure to so maintain. Further, INDUSTRY shall provide adequate drainage and keep the area along and adjacent to said portion of the Track free and clear of all ice and snow, materials, obstacles and debris so as to provide a safe workway for RAILROAD’s employees. Any future changes in or extensions of the Track upon which RAILROAD would be expected to operate railroad locomotives and cars thereover shall not be made by INDUSTRY without prior written notice to RAILROAD’s Contract Administrator, or his authorized representative.
     (c) INDUSTRY shall pay all compensation, assessments, fees, taxes and other charges and agrees to comply with all statutes and regulations required at any time by any federal, state or municipal authority, person or corporation regarding the maintenance, operation and ownership of the Track and the property in the vicinity thereof.
3. ADDITIONS, BETTERMENTS AND CHANGES TO TRACK
     (a) INDUSTRY shall pay to RAILROAD the cost and expense of all additions, betterments and changes to the Track as, in the judgment of RAILROAD, may be necessary, including, but not limited to, the cost of installation and maintenance of derails, signals and other safety devices and changes rendered necessary by changes in RAILROAD’s tracks, property or operating requirements, including a change of grade or alignment required by any federal, state or municipal law or ordinance.
     (b) In addition, INDUSTRY shall pay to RAILROAD the cost and expense of any changes in or additions to RAILROAD’s tracks and property made necessary by the construction, maintenance or operation of the Track.
4. SERVICE & USE
     (a) RAILROAD shall have control of the operation of railroad locomotives and cars over the Track, and shall have the right to enter upon the property of INDUSTRY, for the purpose of operating and using the Track. RAILROAD shall deliver on the Track all freight in carloads consigned to INDUSTRY and will place empty cars thereon for loading full carloads to be shipped by INDUSTRY pursuant to tariff or contract rates. RAILROAD shall have the right to extend, cross and connect with the Track, when such extension, crossing or connection does not unreasonably interfere with service to INDUSTRY.
     (b) RAILROAD shall not be obligated to operate over the Track if prevented or hindered from doing so by acts of God, public authority, strikes, riots, labor disputes or any other cause beyond its control.
5. CLEARANCES
     INDUSTRY shall not place, permit to be placed, or allow to remain, any material, equipment, structure, pole, wire, cable or other obstacle or obstruction of any kind adjacent to said Track at distances less than, nine (9) feet on straight track or ten (10) feet on curved track, laterally of the center, or within thirty-five (35) feet vertically from the top of either rail of the Track; nor shall it make, permit to be made, or allow to remain, any excavation adjacent to the Track. The number of feet of clearance herein specified may be changed by RAILROAD at any time to meet legal requirements by giving written notice thereof to INDUSTRY. Any such approved RAILROAD change shall not relieve INDUSTRY from any risk arising from establishment of clearance less than those herein above specifically described. Within 10 days after receipt of such notice, INDUSTRY shall, at its own expense, proceed to make such changes as may be necessary to comply therewith. If INDUSTRY shall fail to do so, RAILROAD shall have the option of making such changes at the expense of INDUSTRY or suspending service over the Track. Should RAILROAD exercise its option to make such changes, INDUSTRY agrees to pay the cost and expense thereof.
6. INDEMNIFICATION
     (a) It is understood that the movement of railroad locomotives involves some risk of fire. INDUSTRY agrees to assume responsibility for and to protect, defend, indemnify and save harmless RAILROAD, its parent and affiliates and all its officers, directors, agents, invitees and employees thereof (hereinafter referred to collectively in this Section 6 as RAILROAD), against loss or damage (including costs of defense, settlement and attorneys’ fees) to property, other than property of RAILROAD or rolling stock or lading belonging to third parties, arising directly or indirectly from fire caused by locomotives operated by RAILROAD on or near the Track while serving INDUSTRY, except where such loss or damage is caused by the sole negligence of RAILROAD.
     (b) INDUSTRY further agrees to protect, defend, indemnify and save harmless RAILROAD, from and against, and to assume payment in full of any and all liabilities, penalties, fines, demands, claims, causes of action, suits and costs (including costs of defense, settlement and attorneys’ fees) which any or all of them may suffer or incur relating in any way to the Track or associated right of way, except where such loss or damage is caused by the sole negligence of RAILROAD, as a result of:
(i)	Damage to or loss of use of any public or private property whatsoever; contamination of or adverse effects on the environment; or any violation or alleged violation of statutes, ordinances, orders, rules or regulations of any governmental entity or agency, directly or indirectly caused by, or arising in whole or in part out of, any act or omission of INDUSTRY, its employees, agents or representatives;

(ii)	Bodily injuries, including death, to any person whomsoever directly or indirectly caused by, or arising in whole or in part out of, any act or omission of INDUSTRY, its employees, agents or representatives;

(iii)	Bodily injuries, including death, to any trespasser or other third party on the Track or associated right of way, regardless of any act or omission of RAILROAD; and

(iv)	Violation by INDUSTRY of any provision of this Agreement.
     (c) In the event INDUSTRY fails to defend RAILROAD as specified herein, RAILROAD shall assume such defense. INDUSTRY shall remain responsible for all costs thereof, including attorney’s fees, and be bound by all judgments or settlements resulting therefrom.
     (d) The Comprehensive Environmental Responses, Compensation and Liability Act of 1980 (Public Law 96-510), which imposes liability for contamination of or adverse effects on the environment, contains no statute of limitations for the enforcement of liability arising under the Act. It is therefore expressly agreed between the parties that the indemnity set forth in Paragraph

6 (b)(i), as it relates to said Act, shall survive the expiration, termination, and any and all extensions and assignments of this Agreement.
7. INSURANCE
     So long as this Agreement shall remain in effect, or until all of INDUSTRY’S Cars shall be removed from the Track (whichever date is later), INDUSTRY shall obtain at its own cost and expense and keep in full force and effect and maintain with companies satisfactory to RAILROAD, Comprehensive General Liability Insurance insuring INDUSTRY against any and all damages, costs and expenses resulting from or arising in connection with bodily injury (including death) to any person and/or loss, damage or destruction of any property resulting from, growing out of or incidental to this Agreement with limits of not less than FIVE MILLION DOLLARS ($5,000,000) combined single limit for death or injury to each person and property damage. In the event the policy is a Claims Made policy, coverage shall include an aggregate of TEN MILLION DOLLARS ($10,000,000). The policy must name RAILROAD as an Additional Named Insured and shall contain a waiver of subrogation provision against RAILROAD, and to be so written that the insurers shall have no claim or recourse of any kind whatsoever against RAILROAD or RAILROAD’s property. Said insurance also must not contain any exclusions related to: (i) doing business on, near, or adjacent to railroad facilities or (ii) loss or damage resulting from surface, subsurface pollution, contamination or seepage, or handling, treatment, disposal, or dumping of waste materials or substances.
     The policy shall provide for not less than thirty (30) days’ prior written notice to RAILROAD of cancellation of or modification to the policy. A duplicate copy of such insurance policy or certificate of insurance shall be furnished to RAILROAD upon execution of this Agreement. Delivery of the policy of insurance or certificate required by this section and RAILROAD’S acceptance thereof is not intended to and shall not relieve, limit, affect, or modify INDUSTRY’S obligations under this Agreement.
     It is further understood and agreed that, so long as this Agreement shall remain in force or until all of INDUSTRY’S Cars shall be removed from the Track (whichever shall be later), RAILROAD shall have the right, from time to time, to revise the amount or form of insurance provided herein, as circumstances or changing economic conditions may require. RAILROAD shall give INDUSTRY written notice of any such requested change at least thirty (30) days prior to the date of expiration of the then existing policy or policies, which notice constitutes an amendment to this Agreement and shall become a part hereof; and INDUSTRY agrees to thereupon provide RAILROAD with such revised policy or policies.
8. RESPONSIBILITY FOR CARS
     INDUSTRY shall pay to RAILROAD the loss due to damage or destruction of car or cars placed on the Track for loading or unloading by INDUSTRY while on the Track, whether due to the improper use of said cars by INDUSTRY, or INDUSTRY’s agents or employees, or to fire, or to any other cause.
9. RESPONSIBILITY FOR LADING
     RAILROAD shall not be liable for damage or loss of any kind to goods, articles, or property of any description that may be shipped by INDUSTRY over the Track until and unless the car or cars containing such goods, articles, or other property, shall have been removed by

RAILROAD and transportation and shipping instructions given to RAILROAD, nor shall RAILROAD be liable or responsible for any goods, articles or other property, of any description whatsoever, delivered by it on the Track after the cars or cars containing the same is or are placed on the Track.
10. ASSIGNMENT
     INDUSTRY shall not assign or transfer this Agreement, or any interest therein, or permit the use of the Track, or any portion thereof, by any other person, firm or corporation, without the prior written consent of RAILROAD. Any assignment or transfer of interest in contravention of this provision shall be null and void. Subject to the above, this Agreement shall be binding upon the parties, their heirs, executors, administrators, successors and assigns.
11. USE OF TRACK BY THIRD PARTIES
     INDUSTRY shall not lease to a third party, or otherwise grant to a third party the right to use, all or a portion of the premises served by the Track, without the prior written consent of RAILROAD, which consent shall not be unreasonably withheld. INDUSTRY shall promptly notify RAILROAD in writing and INDUSTRY shall require such third party to execute an agreement with RAILROAD covering use of all or a portion of the Track in a form satisfactory to Railroad, whereby said third party agrees to be bound by all of the terms and conditions which apply to INDUSTRY under this Agreement. It is understood, however, that execution of said agreement by said third party shall not relieve INDUSTRY of any of its obligations under this Agreement. In the event INDUSTRY fails to notify RAILROAD and fails to require such third party to execute an agreement, all as heretofore provided, INDUSTRY shall indemnify, defend and hold harmless RAILROAD, as defined in Section 6 (a), from and against any loss, cost, damage or expense which would have been the responsibility of said third party had said third party executed an agreement with RAILROAD.
12. TERMINATION AND ABANDONMENT
     This Agreement shall be in effect from the date hereof until either RAILROAD or INDUSTRY shall at any time serve notice to terminate this Agreement by giving sixty (60) days written notice to the other party of its intention to do so. This Agreement shall run with the land upon which the Track is located and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. In the event INDUSTRY fails to utilize the Track for twelve (12) consecutive months, RAILROAD may consider the Track abandoned. Any termination of this Agreement, whether pursuant to this section or otherwise, shall be without prejudice to any rights or obligations that may have accrued to either party prior to the termination.
13. TRACK REMOVAL
     Upon the termination of this Agreement, or if the Track be abandoned or be no longer used for the purpose for which constructed, each of the parties hereto shall have the right to take up and remove that portion of the Track owned by it without liability of any kind to the other party for so doing. If a portion of the Track owned by INDUSTRY is constructed across or along a public street, RAILROAD shall have the right to require INDUSTRY, at INDUSTRY’s sole cost and expense, to remove the Track from the street and to restore the pavement, sidewalks, water mains, sewer and other utilities located therein, by giving written notice to INDUSTRY prior to the expiration of the term of this Agreement. INDUSTRY shall cause such work to be performed within ninety (90) days after receipt of RAILROAD’s notice. If INDUSTRY fails to remove the Track and restore the property, RAILROAD shall have the right to perform the work at the sole risk and expense of INDUSTRY.
14. ENVIRONMENTAL PROTECTION
     (a) As used herein, “Hazardous Substance” means any substance that is toxic, ignitable, reactive or corrosive and that is regulated by any local, state or federal government or agency thereof. “Hazardous Substance” includes any and all material or substances that are defined as “hazardous waste”, pursuant to state, federal, or local governmental law. “Hazardous Substance” includes but is not restricted to asbestos, polychlorobiphenyls (“PCBs”), and petroleum.
     (b) INDUSTRY shall not cause or permit any Hazardous Substance to be used, stored, generated or disposed of (a) on the Track (except in railcar shipments), or (b) within the clearance requirements established herein, or (c) within one hundred (100) feet of RAILROAD’s connecting mainline track by INDUSTRY, INDUSTRY’s agents, employees, contractors, subcontractors or invitees, or any related persons or entities. Any permitted storage of Hazardous Substances shall be in compliance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities and the various departments thereof. If Hazardous Substances are used, stored, generated, or disposed of on or in the Track or right of way as permitted above, or if Hazardous Substances are used, stored, generated, or disposed of on, in or from the Track or right of way in violation of local, state, or federal law, or if the Track or right of way or surrounding, adjacent or nearby property becomes contaminated in any manner for which INDUSTRY is legally liable, INDUSTRY shall indemnify, defend and hold harmless RAILROAD, as defined in Section 6 (a), from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant, and expert fees) arising during or after the term of this Agreement and arising as a result of that use, storage, generation, disposal or contamination by INDUSTRY. This indemnification includes, without limitation, any and all costs incurred because of any investigation of contamination or violation of local state or federal law, or any cleanup, removal, or restoration mandated by a federal, state or local government or agency thereof.
15. GENERAL TERMS
     (a) Failure or delay of RAILROAD to require full compliance with any one or more of the terms of this Agreement shall not be held as a waiver of a right to subsequently insist upon such compliance or terminate this Agreement, or to terminate this Agreement for any subsequent breach which may occur, or to enforce any other provision of this Agreement.
     (b) The waiver of a breach of any of the terms or conditions hereof shall be limited to the act or acts constituting such breach and shall never be construed as being a continuing or permanent waiver of any such terms or conditions, all of which shall be and remain in full force and effect as to future acts or happenings, notwithstanding any such waiver.
     (c) The captions of the various Sections of this Agreement are for convenience only and are not to be considered in the interpretation hereof.
     (d) No termination of this Agreement shall release either party hereto from any liability or obligations which have accrued prior to said termination. The indemnification obligations of the parties shall survive the termination or expiration of this Agreement.
     (e) The quality of work employed and the material used by INDUSTRY or its contractor in the performance of this Agreement shall conform to the specifications of, and be subject to, the approval of RAILROAD’s Division Engineer.
     (f) The terms “cost and expense” as used in this Agreement shall include, but not be limited to, all expenditures incurred by RAILROAD in performance hereof, including changes in or relocation of poles, wires and other obstructions. Assignable costs shall be added to labor costs to cover general supervision, accounting, use of tools, and other elements of expense not capable of exact ascertainment. Material shall be billed at current market value and shall include the cost of storage and transportation. Work train service and use of equipment shall be billed at established rates.
     (g) Notwithstanding the provisions of Clause 2 (a), if the roadhaul revenue traffic handled over the Track has not met twenty (20) cars or more in the previous year, it will be deemed insufficient to meet RAILROAD’s cost of incidental maintenance and inspection of the connection, and the costs associated with clearing of snow, ice, weeds, and similar obstructions from the connection. RAILROAD will notify the INDUSTRY and request that the INDUSTRY pay an annual maintenance fee for the connection until traffic handled over the Track has increased sufficiently to meet the aforementioned costs. Such annual maintenance is $5,000 as of the date hereof. The maintenance fee will be subject to adjustment from time to time.
     (h) All notices required herein shall be sent to INDUSTRY in writing by mail, overnight courier or by facsimile addressed to the General Manager, P.O. box 399, Wall Lake, IA 51466; telephone (712) 664-2173; facsimile (712) 664-2183.
          All notices required herein shall be sent to RAILROAD in writing by mail, overnight courier, or by facsimile addressed to the Contract Administrator, 935 de la Gauchetière Street West, Floor 8, Montreal, Quebec H3B 2M9; telephone (514) 399-8740; facsimile (514) 399-7703.
     (i) If any section, subsection, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of any other section, subsection, sentence or clause hereof not so adjudged and shall not invalidate this Agreement as a whole.
     (j) This Agreement constitutes the entire Agreement between the parties and cancels and supersedes all prior agreements or understandings regarding the Track or property described herein, except as to obligations incurred by either party under such agreements prior to the date hereof.
     (k) INDUSTRY shall notify RAILROAD not less than three (3) business days prior to performing any Work on RAILROAD Property or rendering any portion of the Track unusable.
     (l) In the event that INDUSTRY uses its own motive power equipment to move railroad cars over the Track, in no case shall movement be permitted unless INDUSTRY’s equipment is properly equipped with a standard railroad car coupling device, commonly referred to as a knuckle, and said device is securely fastened to INDUSTRY’s equipment and properly in use. INDUSTRY’s equipment shall be of sufficient strength to be able to move and stop in a safe manner any cars, loaded or empty, coupled to the device for movement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

WESTERN IOWA ENERGY, LLC		CHICAGO CENTRAL AND PACIFIC RAILROAD CO.

P.O. Box 399		935 de la Gaurchetiere Street West Floor 8
Wall Lake, Iowa		Montreal, Quebec, Canada
51466		H3B 2M9

By:	s/s John Geake	By:	s/s Ghislain Houle
Name:	John Geake	Name:	Ghislain Houle
Title:	Chairman	Title:	Vice-President-Treasurer

Sec. 18, T86N, R36W Sec 19, T86N, R36W County rd. M -64 Sec 24, T86N, R37W
North
CN
Chicago Central & Pacific Railroad Sidetrack Agreement with Western Source Energy